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                                                                   EXHIBIT 10.4

                              FIRST COMMUNITY BANK

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (this "Agreement") is made by and between First Community Bank, N.A. (the "Employer"), a wholly owned subsidiary of First Community Corporation (the "Company"), and David K. Proctor, an individual resident of South Carolina (the "Employee"), as of this 2nd day of September, 2002 ("Effective Date").

                  The Employer presently employs the Employee as its Senior Credit Officer and Senior Vice President. The Employer recognizes that the Employee's contribution to the growth and success of the Employer is substantial. The Employer desires to provide for the continued employment of the Employee and to make certain changes in the Employee's employment arrangements which the Employer has determined will reinforce and encourage the continued dedication of the Employee to the Employer and will promote the best interests of the Employer and the Company's shareholders. The Employee is willing to continue to serve the Employer on the terms and conditions herein provided.

                  In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that on the Effective Date:

         1. Employment. The Employer shall continue to employ the Employee, and the Employee shall continue to serve the Employer, as Senior Credit Officer and a Senior Vice President upon the terms and conditions set forth herein. The Employee shall have such authority and responsibilities as are consistent with his position and which may be set forth in this Agreement or assigned by the Board of Directors of the Employer (the "Board of Directors") from time to time. The Employee shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with the Employer's policy. The Employee may devote reasonable periods of time to perform charitable and other community activities and to manage his personal investments; provided, however, that such activities will not materially interfere with the performance of his duties hereunder and will not be in conflict or competitive with, or adverse to, the interests of the Employer. Under no circumstances will the Employee work for any competitor or have any financial interest in any competitor of the Employer; provided, however, that the Employee may invest in up to 1% of the publicly-traded stock or securities of any company whose stock or securities are traded on a national exchange.

         2. Term. Unless earlier terminated as provided herein, the Employee's employment under this Agreement shall commence on the date hereof and be for a term (the "Term") of three years. At the end of each day of the Term, the Term shall be extended for an additional day so

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that the remaining term shall continue to be three years; provided that the
Employee or the Employer may at any time, by written notice, fix the Term to a finite term of three years commencing with the date of the notice, in which case the Agreement shall continue through its remaining term but shall not be extended absent written agreement by both the Employer and the Employee.

         3.       Compensation and Benefits.

                  a. Initially, the Employer shall pay the Employee a salary at a rate of $89,278.08 per annum. The Employer shall have the right to increase or decrease this salary from time to time in accordance with the salary payment practices of the Employer. The Board of Directors shall review the Employee's salary at least annually and may increase or decrease the Employee's base salary if it determines in its sole discretion that an increase or decrease is appropriate.

                  b. The Employee shall participate in any retirement, welfare, deferred compensation, life and health insurance, and other benefit plans or programs of the Employer now or hereafter applicable to the Employee or applicable generally to employees of the Employer, as determined by the Board of Directors.

                  c. The Employer shall continue to reimburse the Employee for reasonable travel and other expenses related to the Employee's duties which are incurred and accounted for in accordance with the Employer's standard business practices.

                  d. The Employee shall be eligible to receive cash bonuses based on the Employee's achievement of specified goals and criteria. These goals and criteria may include both annual and long-term goals, may provide for vesting over a specified time period, and shall be established annually by the Human Resources Committee of the Board of Directors. For purposes of this Agreement, a bonus shall not be deemed to be earned prior to the date it is actually paid to the Employee except to the extent that the Employer specifically provides otherwise in a writing delivered to the Employee.

         4.       Termination.

                  a. The Employee's employment under this Agreement may be terminated prior to the end of the Term only as follows:

                           (i)      upon the death of the Employee;

                           (ii) upon the disability of the Employee for a period of 90 days which, in the opinion of the Board of Directors, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable. For purposes of this Agreement, a "disability" is defined as a physical or mental

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                                    impairment that substantially limits one or
                                    more major life activities, and a
                                    "reasonable accommodation" is one that does not impose an undue hardship on the Employer;

                           (iii)    upon the determination of Cause for
                                    termination, in which event such employment may be terminated by written notice at the election of the Employer. For purposes of this Agreement, "Cause" shall consist of any of (A) the commission by the Employee of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Employee, which is intended to cause, causes, or is reasonably likely to cause material harm to the Employer (including harm to its business reputation); (B) the indictment of the Employee for the commission or perpetration by the Employee of any felony or any crime involving dishonesty, moral turpitude or fraud; (C) the material breach by the Employee of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Employee of such breach; (D) the exhibition by the Employee of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment, is materially detrimental to the Employer's best interest, that, if susceptible of cure, remains uncured ten days following written notice to the Employee of such specific inappropriate behavior; (E) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Employee's performance) regulatory action against the Employee or the Employer if the Board of Directors determines that the subject matter of such action involves acts or omissions by or under the supervision of the Employee or that termination of the Employee would advance the Employer's compliance with the purpose of the action or would assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action; or (F) the failure of the Employee to render the services hereunder in accordance with an appropriate performance standard determined in the sole discretion of the Board of Directors;

                           (iv) by the Employee for Good Reason upon delivery of a Notice of Termination to the Employer within a 90-day period beginning on

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                                    the 30th day after the occurrence of a
                                    Change in Control or within a 90-day period beginning on the one year anniversary of the occurrence of a Change in Control; or

                           (v) by written notice by either the Employee or the Employer (termination "Without Cause").

                  b. If the Employee's employment is terminated because of the Employee's death, the Employee's estate shall receive any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned or accrued under the Bonus Plan through the date of death (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Employee's death.

                  c. During the period of any incapacity leading up to the termination of the Employee's employment as a result of disability, the Employer shall continue to pay the Employee his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the Employee becomes eligible for benefits under any long-term disability plan or insurance program applicable to the Employee (regardless of whether the policy is maintained by the Employer), provided that the amount of any such payments to the Employee shall be reduced by the sum of the amounts, if any, payable to the Employee for the same period under such disability benefit or pension plan. Furthermore, the Employee shall receive any bonus earned or accrued under the Bonus Plan through the date of incapacity (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Employee's incapacity. The Employee acknowledges that the Employer has made available the opportunity for the Employee to obtain the Employee's own coverage under a long-term disability plan or insurance program but that the Employer currently does not maintain such a policy on behalf of the Employee.

                  d. If the Employee's employment is terminated for Cause as provided above, or if the Employee resigns (except for a termination of employment for Good Reason pursuant to Section 4(a)(iv)), the Employee shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, but Employee will thereby forfeit any rights in any unpaid bonus, including, without limitation, any bonus amounts awarded for previous years which were not yet vested and any share of any bonus with respect to the current fiscal year which had been earned as of the date of such termination or resignation.

                  e. If the Employee's employment is terminated Without Cause, the Employer shall pay to the Employee severance compensation in an amount equal to 100% of his then-current monthly base salary each month for three months from the date of termination, plus any bonus earned or accrued under the Bonus Plan through the date of termination and a

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pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Employee's termination. However, Section 4(f) shall apply instead of this Section 4(e) to any termination Without Cause after a Change in Control.

                  f. Upon a Change in Control, the Employee may terminate his employment hereunder for any reason upon delivery of notice to the Employer within a 90-day period beginning on the 30th day after the occurrence of a Change in Control or within a 90-day period beginning on the one year anniversary of the occurrence of a Change in Control. If the Employee terminates his employment for Good Reason pursuant to Section 4(a)(iv) or if the Employer terminates the Employee Without Cause after a Change in Control, in addition to other rights and remedies available in law or equity, the restrictive covenants contained in Section 9 shall not apply and, in addition, the Employee shall be entitled to the following: (i) the Employer shall pay the Employee in cash within 15 days of such termination date any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any bonus earned or accrued under the Bonus Plan through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Employee's termination (and any forfeiture in other restrictive provisions applicable to each award shall not apply); and
(ii) the Employer shall pay the Employee in cash within 15 days of such termination date one lump sum payment in an amount equal to two times the Employee's then current annual base salary.

                  g. With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Employee is a participant, upon termination of the Employee's employment, the Employer shall have no obligation to the Employee for, and the Employee waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). At the time of termination of employment, the Employee shall enter into a form of release acknowledging such remaining obligations and discharging the Employer, as well as the Employer's officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Employee's employment by the Employer, including the circumstances of such termination.

                  h. Notwithstanding Section 4(g) of this Agreement, if the Employee's employment is terminated in accordance with Section 4(a)(iv) of this Agreement, Employer shall at its expense continue for a period of two years (the "Continuation Period") on behalf of Employee the benefits provided (x) to Employee at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated employees who continue in the employ of Employer during the Continuation Period. The coverage and benefits (including deductibles and costs) provided during the Continuation Period shall be no less favorable to Employee than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and
(y) above. Employer's obligation with respect to the foregoing benefits shall be limited to the extent that Employee obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case Employer may reduce the coverage of any benefits it is required to provide Employee as long as the aggregate coverages and benefits of

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the combined benefit plans is no less favorable to Employee than the coverages and benefits required to be provided under this provision. This section shall not be interpreted so as to limit any benefits to which Employee may be entitled under any of Employer's employee benefit plans, programs or practices following Employee's termination of employment, including without limitation, retiree medical and life insurance benefits. Employer shall not, by virtue of this provision, be under any obligation to continue to maintain any particular plan or program.

                  i. In the event that the Employee's employment is terminated for any reason and the Employee serves as a director of the Company, the Employer, or any other subsidiary of the Company, the Employee shall (and does hereby) tender his resignation from such positions effective as of the date of termination.

                  j. The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Employee's services to the Employer and shall not constitute "excess parachute payments" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986 and any regulations thereunder. In the event that the Employer's independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided for herein constitute "excess parachute payments," then the Employee's compensation payable hereunder shall be decreased, so as to equal an amount that is $1.00 less than three times the Employee's "base amount," as that term is defined in Section 280G(b) of the Internal Revenue Code, if, and only if, reducing the Employee's compensation will put the Employee in a better after-tax position than if the Employee's compensation was not reduced.

                  k. Notwithstanding anything to the contrary herein, if the Employee is suspended or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice served under section 8(e)(3) or
(g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), the Employer's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Employee all or part of the compensation withheld while the obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of such obligations which were suspended.

                  l. Notwithstanding anything to the contrary herein, if the Employee is removed or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under section 8 (e)(4) or
(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1)), all obligations of the Employee under this Agreement shall terminate as of the effective date of the order, but any vested rights of the parties hereto shall not be affected.

                  m. Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(m) shall not affect any vested rights of the parties hereto.

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                  n.       Any payments made to the Employee pursuant to this
Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

         5. Ownership of Work Product. The Employer shall own all Work Product arising during the course of the Employee's employment (prior, present or future). For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights, in any programming, documentation, technology, work of authorship or other work product that relates to the Employer, its business or its customers and that Employee conceives, develops, or delivers to the Employer or that otherwise arises out of the services provided by the Employee to the Employer hereunder, at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Employee conceived or developed prior to, and independent of, the Employee's work for the Employer, the Employee agrees to identify the pre-existing items to the Employer, and the Employee grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Employee agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

         6. Protection of Trade Secrets. The Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Employee agrees not to use or disclose any Trade Secrets of the Employer or the Company during or after his employment. For the purposes hereof, "Trade Secret" means information, including, without limitation, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a process, a drawing, financial data, financial plans, product plans, information on customers or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         7. Protection of Other Confidential Information. In addition, the Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer or the Company during his employment and for a period of 24 months following termination of the Employee's employment. "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer's or the Company's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6

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and 7 above shall also apply to protect Trade Secrets and Confidential Business
Information of third parties provided to the Employer under an obligation of secrecy.

         8. Return of Materials. The Employee shall surrender to the Employer, promptly upon its request and in any event upon termination of the Employee's employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Employee's possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, Employee shall certify in writing compliance with the foregoing requirement.

         9.       Restrictive Covenants.

                  a. No Solicitation of Customers. During the Employee's employment with the Employer and for a period of 24 months thereafter, the Employee shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Employee's own behalf or in the service or on behalf of others, solicit or attempt to solicit Customers to induce or encourage them to acquire or obtain from anyone other than the Employer or its subsidiaries any product or service competitive with or substitute for any of the Employer's Products. For purposes of this Section, "Customer" refers to any person or group of persons with whom the Employee had direct material contact with regard to the selling, delivery, or support of the Employer's Products, including servicing such person's or group's account, during the period of 12 months preceding the solicitation date. The "Employer's Products" refers to the products and services that the Employer or any of its subsidiaries or affiliates offered or sold within six months of the solicitation date. This restriction does not apply after a Change in Control.

                  b. No Recruitment of Personnel. During the Employee's employment with the Employer and for a period of 24 months thereafter, the Employee shall not, either directly or indirectly, on the Employee's own behalf or in the service or on behalf of others, solicit or induce any employee of or consultant to the Employer or any of its subsidiaries or affiliates to leave his or her position with the Employer (or the subsidiary or affiliate), or recruit or attempt to recruit such persons to accept employment or any other position with another business. This restriction does not apply after a Change in Control.

                  c. Non-Competition Agreement. During the Employee's employment with the Employer and for a period of 12 months thereafter, the Employee shall not (without the prior written consent of the Employer) compete with the Employer or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located within a radius of ten miles from (i) the main office of the Employer

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or (ii) any branch office of the Employer. This restriction does not apply after a Change in Control.

                  d. Independent Provisions. The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

         10. Successors; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Employer and its successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal personal representative.

         11. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

         12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

         13. Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

         14. Enforcement. The Employee agrees that in the event of any breach or threatened breach by the Employee of any covenant contained in Section 6, 7, 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Employee, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Employee shall pay all attorney's fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

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         15.      Saving Clause. The provisions of this Agreement shall be
deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         16.      Certain Definitions.

                  a. "Change in Control" shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction:

                           (i) The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least 50% of the Board of Directors of the Company; provided, however, that if the election, or nomination for election by the Company's shareholders, of any new director was approved in advance by a vote of at least 50% of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

                           (ii) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

                           (iii)    Consummation of: (i) a merger,
                  consolidation, or reorganization involving the Company;
                  (ii) a complete liquidation or dissolution of the Company;

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                  or (iii) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

                           (iv) A notice of an application is filed with the Office of Comptroller of the Currency (the "OCC") or the Federal Reserve Board or any other bank or thrift regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Company or any of its banking subsidiaries; provided that if the application is filed in connection with a transaction which has been approved by the Board, then the Change in Control shall not be deemed to occur until consummation of the transaction.

                  b. "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections
(i) through (viii) hereof:

                           (i)      a change in the Employee's status,
                  title, position or responsibilities (including reporting responsibilities) which, in the Employee's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; the assignment to the Employee of any duties or responsibilities which, in the Employee's reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; any removal of the Employee from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability or Cause, as a result of his death, or by the Employee other than for Good Reason, or any other change in condition or circumstances that in the Employee's reasonable judgment makes it materially more difficult for the Employee to carry out the duties and responsibilities of his office than existed at any time within ninety days preceding the date of Change in Control or at any time thereafter;

                           (ii)     a reduction in the Employee's base
                  salary or any failure to pay the Employee any compensation or benefits to which he is entitled within five days of the date due;

                           (iii) the Employer's requiring the Employee to be based at any place outside a 30-mile radius from the executive offices occupied by the Employee immediately prior to the Change in Control, except for reasonably required travel on the Employer's business which is not materially greater than such travel requirements prior to the Change in Control;

                           (iv) the failure by the Employer to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Employee was participating

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

                  at any time within ninety days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Employee, or (B) provide the Employee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Employee was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter;

                           (v)      the insolvency or the filing (by any
                  party, including the Company or the Employer) of a petition for bankruptcy of the Company or the Employer, which petition is not dismissed within sixty days;

                           (vi) any material breach by the Employer of any material provision of this Agreement;

                           (vii) any purported termination of the Employee's employment for Cause by the Employer which does not comply with the terms of this Agreement; or

                           (viii) the failure of the Employer to obtain an agreement, satisfactory to the Employee, from any successor or assign to assume and agree to perform this Agreement, as contemplated in Section 10 hereof.

         Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Employee reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Employee's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

                  c. "Non-Control Transaction" shall mean a transaction described below:

                           (i) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

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

                           (ii)     immediately following such merger,
                  consolidation or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

                  d. "Notice of Termination" shall mean a written notice of termination from the Employer or the Employee which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Good Reason or for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

         17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

         18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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

         IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Employee has signed and sealed this Agreement, effective as of the date first above written.

                                        FIRST COMMUNITY BANK, N.A.

                                        By:  /s/ Michael C. Crapps
                                             Name: Michael C. Crapps
                                             Title: President & CEO

                                        EMPLOYEE

                                        /s/ David K. Proctor
                                        Name:  David K. Proctor
                                              ---------------------------------

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